                                        Rule 424(b)(3) - Amendment
                                        Registration Statement No. 333-92258 and
                                                                   333-98743
                                        CUSIP # 12560PCL3

PRICING SUPPLEMENT NO. 3
Dated October 31, 2002 to
Prospectus, dated September 13, 2002 and
Prospectus Supplement, dated September 13, 2002.

                                 CIT GROUP INC.
                       GLOBAL MEDIUM-TERM FIXED RATE NOTES
                   DUE NINE MONTHS OR MORE FROM DATE OF ISSUE

(X) Senior Note       ( ) Senior Subordinated Note

Principal Amount:  U.S. $300,000,000.

Proceeds to Corporation:  98.925% or $296,775,000.

Agent Commission:  0.40% or $1,200,000.

Issue Price:  99.325% or $297,975,000.

Original Issue Date:  November 5, 2002.

Maturity Date: November 1, 2009, provided that if such day is not a Business
               Day, the payment of principal and interest may be made on the next succeeding Business Day, and no interest on such payment will accrue for the period from and after the Maturity Date.

Interest Rate: The notes will bear interest at an annual rate of 6.875%.

Specified Currency:  U.S. Dollars.

Delivery: It is expected that the Notes will be ready for delivery in book-entry form on or about November 5, 2002.

Form:  Global Note.

Interest Payment Dates: Interest will be paid at maturity and semiannually on
                        November 1 and May 1 of each year, commencing May 1, 2003, provided that if any such day is not a Business Day, the Interest Payment Date will be the next succeeding Business Day, and no interest on such payment will accrue for the period from and after the Maturity Date.



                                 LEHMAN BROTHERS

Accrual of Interest:  Interest payments will include the amount of interest accrued from and including the most recent Interest Payment Date to which interest has been paid (or from and including the Original Issue Date) to but excluding the applicable Interest Payment Date.

Exchange Listing: None

Other Provisions:

Trustee, Registrar, Authenticating and Paying Agent: Bank One Trust Company,
                                                     N.A.

Agent:  Lehman Brothers Inc.

CUSIP:  12560PCL3


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